UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  6/19/2017

CITIZENS FIRST CORPORATION

(Exact name of registrant as specified in its charter)

Kentucky	001-33126	61-0912615
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1065 Ashley Street, Bowling Green, Kentucky		42103
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (270) 393-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

On May 15, 2017, the Board of Directors of the Company authorized the redemption of all 229 outstanding shares of the Company’s Cumulative Convertible Preferred Stock (“Preferred Shares”) as of June 30, 2017 (the “Redemption Date”) at the redemption price of $31,992 per share (the Stated Amount of the preferred stock), plus accrued and unpaid dividends (the “Redemption Price”), including a pro rata dividend according to the number of days elapsed prior to the Redemption Date over an assumed year of 365 days.  Under the Corporation’s Second Amended and Restated Articles of  Incorporation,  the Preferred Shares are convertible at the option of the holder, until the day prior to the Redemption Date, into such number of shares of the Company’s  common stock as is determined by dividing the Stated Value of the Preferred Shares ($31,992) by the conversion price in effect on the date of the conversion.  Currently, the conversion price of the Preferred Shares is $14.06.

Since the Redemption Date, in reliance on the exemption from registration provided by Section 3(a)(9) under the Securities Act of 1933, as amended, the Company has issued an aggregate of 455,000 shares of common stock in exchange for and upon conversion of 200 Preferred Shares.  No commission or other remuneration was paid or given directly or indirectly for soliciting such exchanges.  The conversion dates and amount of shares of common stock converted are as follows:

DateNumber of Shares

May 24, 20176,825

May 25, 201750,050

May 31, 201727,300

June 2, 201738,675

June 19, 2017225,225

June 21, 2017106,925

As a result of the conversion of Preferred Shares, the outstanding shares of the Company’s common stock have increased from 2,019,052 to 2,474,052 as of June 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FIRST CORPORATION
(Registrant)
By:	/s/ M. Todd Kanipe
M. Todd Kanipe
President and Chief Executive Officer

Date: June 23, 2017